Exhibit 1

JOINT FILING OF SCHEDULE 13D

The undersigned hereby consent to the joint filing by any of them of a Statement on Schedule 13D and any amendments thereto, whether heretofore or hereafter filed, relating to the securities of Brainstorm Cell Therapeutics Inc., and affirm that this Schedule 13D is being filed on behalf of each of the undersigned. This agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

ACC INTERNATIONAL HOLDINGS LTD.

Date: July 12, 2007	By:	/s/ Chaim Lebovits

Name/Title: Chaim Lebovits/Director

ACCBT CORP.

Date: July 12, 2007	By:	/s/ Chaim Lebovits

Name/Title: Chaim Lebovits/Director

Date: July 12, 2007	/s/ Chaim Lebovits
Chaim Lebovits